Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Citizens Communications Company:

We consent to the use of our report dated March 1, 2006, except for Note 2(h) and Note 8(a) which are as of November 3, 2006, with respect to the consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005 and our report dated November 3, 2006 with respect to the related financial statement schedule, included in the Current Report on Form 8-K of Citizens Communications Company filed on November 6, 2006, incorporated herein by reference, and our report dated March 1, 2006 with respect to management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, included in the Annual Report on Form 10-K/A of Citizens Communications Company for the year ended December 31, 2005, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4.

Our audit reports on the consolidated financial statements and related financial statement schedule refer to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” as of January 1, 2003.

/s/ KPMG LLP

Stamford, Connecticut

November 6, 2006